Press Release	Source: MobilePro Corp.

MobilePro Corp. Closes Acquisition of Houston ISP
Wednesday September 15, 8:51 am ET

World Trade Network Expected to Be Accretive to MOBL Earnings, Add Nearly $3 MM in Revenue

BETHESDA, Md., Sept. 15 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) announced today that the company has closed its previously announced acquisition of World Trade Network, Inc. (http://www.wt.net ), an Internet services provider based in Houston, Texas. The deal is forecast to add nearly $3 million in annualized revenue and to be accretive to MobilePro's earnings. The terms of the transaction were not disclosed. The cash portion of the acquisition price was funded by proceeds from non-convertible debt financing.
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Jay Wright, MobilePro president and CEO, said, "We are pleased to close this important acquisition for MobilePro. WT.Net represents a substantial opportunity to market to the large Asian-American community in general and Chinese community in particular. We also look forward to offering DSL and other broadband services plus cellular, local and long-distance voice services to the WT.Net customers, something for which they previously had limited availability. This transaction increases our revenue run rate to nearly $22 million for closed deals in 2004, along with approximately $114 million of other revenue, which we currently have under LOI or definitive agreement."

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, MD, with operations in Hurst, Houston, Dallas and Beaumont, TX; Coshocton, OH; Kansas City, KS; Janesville, WI; Detroit, MI; and Shreveport, LA. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries. MobilePro has announced closed deals, definitive agreements and pending letters of intent with cumulative expected 2005 calendar revenue of more than $136 million.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm.

For more information, contact MobilePro CEO Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com . Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com . An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward- looking statements, including the company's ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the company to alter its present business strategy, the company's ability to attract management capable of implementing the company's existing or future business strategy and the risk factors set forth in the company's SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others. Additionally, while MobilePro expects regulatory approval shortly, shareholders should be aware that it is possible that for some unforeseen reason, failure or delay in obtaining regulatory approval could materially delay or prevent the closing of the transaction described above.

Source: MobilePro Corp.